April 25, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of BASSLINE PRODUCTIONS, INC. on Form S-1/A (No. 4) of our audit report, dated March 18, 2011, relating to the accompanying audited financial statements as of December 31, 2010 and related statements of operations, stockholders’ deficit and cash flows from inception (May 11, 2010) through December 31, 2010 which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
April 25, 2011
2580 Anthem Village Drive, Henderson, NV 89052
Telephone (702) 588-5961  ●  Facsimile (702) 588-5979